BRF S.A.

PUBLICLY-HELD COMPANY

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS) informs to its shareholders and the market in general that it decided, on February 22, 2019, to terminate the Revolving Credit Facility, executed by the Company in 2014, in the amount of US$1 billion. The Company decided for this termination due to the absence of necessity of additional liquidity until the contractual maturity on May 31, 2019.

The Revolving Credit Facility was agreed and raised through a syndicate of 28 global banks, among them: Banco Bilbao Vizcaya Argentaria, S.A., Banco Bradesco S.A., New York Branch, Banco BTG Pactual S.A. – Cayman Branch, Banco do Brasil S.A., acting through its New York Branch, Banco Santander (Brasil) S.A., Grand Cayman Branch, Bank of America, N.A., Bank of China, New York Branch, Bank of Taiwan, New York Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, Citibank, N.A., Deutsche Bank AG New York Branch, First Gulf Bank PJSC, HSBC Bank USA, National Association, ING Bank N.V., Intesa Sanpaolo S.p.A., New York Branch, Itaú Unibanco S.A. – Nassau Branch, JPMorgan Chase Bank, N.A., Malayan Banking Berhad, New York Branch, Mega International Commercial Bank Co., Ltd., Mizuho Bank, Ltd., Morgan Stanley Bank, N.A., National Bank of Abu Dhabi PJSC, Rabobank Curaçao N.V., Scotiabank & Trust (Cayman) Ltd., Société Générale, Standard Chartered Bank and Sumitomo Mitsui Banking Corporation, NY Branch.

São Paulo, February 27, 2019.

Elcio Ito

Chief Financial and Investor Relations Officer